Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into effective as of January 7, 2013 (the “Effective Date”), by and between WEPOWER Ecolutions, Inc., a Delaware corporation (“Seller”), and WEPOWER Eco Corp., a Delaware corporation (“Buyer”). Each of the above referenced parties is sometimes herein referred to individually as a “Party” and collectively as the “Parties.”

This Agreement contemplates a transaction in which Buyer will purchase certain of the assets (and assume certain of the liabilities) from Seller in exchange for the consideration and other covenants set forth herein (the “Transaction”).

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1.                  Definitions. See Schedule 1 attached hereto for definitions of terms not defined elsewhere in this Agreement.

2.                  The Transaction.

(a)                Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, Buyer shall, on the Closing Date (as hereinafter defined), purchase from Seller, and Seller shall sell, convey, transfer and deliver to Buyer, all right, title and interest in and to the Acquired Assets (as defined in Schedule 2(a)), free and clear of any Lien.

(b)               Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, Buyer shall, as of the Closing Date, assume and become responsible for the Assumed Liabilities (as defined in Schedule 2(b)). Buyer shall not assume any responsibility whatsoever with respect to any other obligation or liability of Seller not included within the Assumed Liabilities.

(c)                Consideration for the Acquired Assets. As consideration for the Acquired Assets, Buyer agrees to pay Seller the sum of Five Million Dollars ($5,000,000) in accordance with the terms and conditions set forth in the promissory note in the form of Exhibit A attached hereto (the “Note”).

3.                  The Closing. The closing of the Transaction (the “Closing”) shall take place remotely via the exchange of documents and signatures, coordinated from the offices of LKP Global Law, LLP, 1901 Avenue of the Stars, Suite 480, Los Angeles, California 90067, on January 7, 2013, or such other date or time as the Parties may mutually determine (the “Closing Date”).

(a)                Certain Deliveries.

(i)                 Prior to Closing.

(A)              Seller Deliveries. Concurrently with the execution of this Agreement, Seller shall deliver, or cause to be delivered, each of the following:

(I)                 The Note executed by Seller;

(II)              A Mutual General Release Agreement in the form attached hereto as Exhibit B and executed by Seller (the “Release”); and

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(III)            A copy of the resolutions of Seller’s board of directors (the “Seller Board”) evidencing the approval and authorization of the transactions contemplated hereby.

(B)              Buyer Deliveries. Concurrently with the execution of this Agreement, Buyer shall deliver, or cause to be delivered, each of the following:

(I)                 The Note executed by Buyer;

(II)              The Release executed by Buyer; and

(III)            A copy of the resolutions of Buyer’s board of directors (the “Buyer Board”) evidencing the approval and authorization of the transactions contemplated hereby.

(ii)               At Closing.

(A)              Seller Deliveries. At the Closing, Seller shall deliver, or cause to be delivered, each of the following (the “Seller Closing Deliverables”):

(I)                 A Bill of Sale and Assignment and Assumption Agreement in the form attached hereto as Exhibit C and executed by Seller (the “Bill of Sale”);

(II)              An Intellectual Property Assignment Agreement in the form attached hereto as Exhibit D and executed by Seller (the “IP Assignment”);

(III)            Consents to assignment, in a form reasonably satisfactory to Buyer, for all Transferred Contracts (as such term is defined in Section 4(g)) to be assigned to Buyer as specifically identified in Schedule 2(a); and

(IV)           All other endorsements, instruments or documents necessary or appropriate to carry out the transactions contemplated hereby.

(B)              Buyer Deliveries. At the Closing, Buyer shall deliver, or cause to be delivered, each of the following (the “Buyer Closing Deliverables”):

(I)                 The Bill of Sale executed by Buyer;

(II)              The IP Assignment executed by Buyer; and

(III)            All other endorsements, instruments or documents necessary or appropriate to carry out the transactions contemplated hereby.

(b)               Conditions to Closing of Buyer. The obligation of Buyer to consummate the transactions contemplated herein is subject the satisfaction of the following conditions:

(i)                 The representations and warranties of Seller set forth herein shall be true and correct in all material respects at and as of the Closing Date;

(ii)               Seller shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by Seller on or before the Closing;

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(iii)             Seller shall have delivered to Buyer at the Closing all of Seller Closing Deliverables;

(iv)             Seller shall have (A) obtained and delivered to Buyer the consents, approvals and waivers from any Person necessary to consummate the Transaction in accordance with the Agreement, all of which are set forth on Schedule 3(b)(iv), which such consents, approvals and waivers shall be effective at the Closing, and (B) provided notices (and delivered evidence of such notices to Buyer) of the Transaction to any Person, including any Governmental Authority, as required under any contract to which Seller is bound as set forth on Schedule 3(b)(iv);

(v)               No Action shall have been pending before any court or other authority wherein an unfavorable judgment, order, decree or ruling would (A) prevent consummation of the Transaction, (B) cause the Transaction to be rescinded following consummation or (C) affect adversely the right of Buyer to own or use the Acquired Assets;

(vi)             As of and including the Closing, there is no condition, event or change that has resulted in, or is reasonably expected to have, a Material Adverse Effect; and

(vii)           Seller shall have executed and delivered to Buyer any other documents or instruments reasonably requested by Buyer.

(c)                Conditions to Closing of Seller. The obligation of Seller to consummate the transactions contemplated herein is subject the satisfaction of the following conditions:

(i)                 The representations and warranties of Buyer set forth herein shall be true and correct in all material respects at and as of the Closing Date;

(ii)               Buyer shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by Buyer on or before the Closing;

(iii)             Buyer shall have delivered to Seller at the Closing all of Buyer Closing Deliverables;

(iv)             Buyer shall have obtained all consents, approvals and waivers from any Person or Governmental Authority, necessary to consummate the Transaction in accordance with this Agreement, all of which are set forth on Schedule 3(c)(iv), which such consents, approvals and waivers shall be effective at the Closing.

4.                  Representations and Warranties of Seller. Seller represents and warrants to Buyer that the statements contained in this Section 4 are correct and complete as of the date hereof and will be correct and complete as of the Closing Date (other than such representations and warranties that are expressly made as of another date, in which case such representations and warranties are true and correct as of such other specified date), except as set forth in the disclosure schedule accompanying this Agreement (the “Disclosure Schedule”).

(a)                Organization of Seller. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada.

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(b)               Authorization of Transaction. Seller has full right, power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder. Seller Board has (a) determined that the Transaction is in the best interests of Seller and its shareholders, and (b) authorized and approved the Transaction Documents to which Seller is a party, the execution and delivery by Seller of such Transaction Documents, and the performance by Seller of its obligations thereunder. The Transaction Documents to which Seller is a party have been duly executed and delivered by Seller and, assuming due authorization, execution and delivery by the other parties thereto, constitute the legal, valid and binding obligations of Seller, enforceable in accordance with their respective terms and conditions (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles).

(c)                Noncontravention. Neither the execution and the delivery by Seller of the Transaction Documents, nor the consummation of the Transaction, (a) violates or conflicts with any provisions of the articles of incorporation, bylaws or any other governing agreements or instruments of Seller, (b) violates or conflicts with any Law or order to which Seller is subject, or (c) violates, conflicts with or results in a breach of any provision of, constitutes a default (or an event which, with notice or lapse of time or both, would constitute a default) under, results in acceleration of, creates in any Person the right to accelerate, terminate, modify or cancel, require any notice under, or results in the imposition or creation of a Lien upon or with respect to any of the Acquired Assets. No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority or Person is required to be obtained or made by or on behalf of Seller in connection with the execution, delivery and performance of the Transaction Documents or the consummation of the Transaction.

(d)               No Restrictions. There is no Action by any Governmental Authority or, to the Knowledge of Seller, threatened against Seller or any of the Acquired Assets, with respect to the execution, delivery and performance of the Transaction Documents or the consummation of the Transaction.

(e)                Title to the Acquired Assets. Seller owns all right, title or interest in the Acquired Assets, free and clear of all Lien.

(f)                Intellectual Property.

(i)                 Schedule 2(a) sets forth, under the caption “Transferred Intellectual Property Rights,” a complete and accurate list of the Intellectual Property Rights of Seller being acquired by Buyer as part of the Acquired Assets (collectively, “Transferred Intellectual Property Rights”).

(ii)               Seller has not sent to any Person or otherwise communicated to any Person any charge, complaint, claim, demand or notice asserting that such Person has infringed, misappropriated, diluted or acted in conflict with any of the Transferred Intellectual Property or that such other Person has conducted any acts of unfair competition, nor is any such infringement, misappropriation, dilution, conflict or act of unfair competition occurring or, to the Knowledge of Seller, threatened.

(iii)             Seller has not received, and has no Knowledge of, any allegations, assertions or suggestions of, any charge, complaint, claim, demand or notice (including any offers to take a license) that any of the Transferred Intellectual Property has infringed, misappropriated, diluted or acted in conflict with any third party Intellectual Property Right, or that Seller has conducted any acts of unfair competition or other legal wrong against any third party, or that any of the Transferred Intellectual Property is invalid or unenforceable.

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(iv)             There has not been, and Seller has no Knowledge of, any unauthorized use, disclosure, infringement, misappropriation or dilution of any of the Transferred Intellectual Property by any Person, including by any employee or former employee of Seller. Seller has not licensed or otherwise provided permission to use any of the Transferred Intellectual Property to any third party Person, and there are no royalties, fees or other payments or compensation payable to Seller by any Person by reason of Seller’s ownership, use, sale or disposition of the Transferred Intellectual Property.

(v)               Seller is the owner or assignee by operation of law of any of the Transferred Intellectual Property created by its current and former employees within the scope of his or her employment, and all such employees have executed confidentiality or invention assignment agreements. No current or former officer, employee or consultant of Seller has any claim or right to any of the Transferred Intellectual Property.

(g)                Contracts. Schedule 2(a) sets forth, under the caption “Transferred Contracts,” a complete and accurate list of the agreements to which Seller is a party and which are being assigned to and assumed by Buyer as part of the Acquired Assets (the “Transferred Contracts”). Seller has delivered to Buyer a correct and complete copy of each of the Transferred Contracts. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) to Seller’s Knowledge, no party is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) to Seller’s Knowledge, no party has repudiated any material provision of the agreement.

(h)               Subsequent Events. Since October 5, 2012, Seller has not: (i) entered into any new material agreement, contract, lease, or license affecting the Acquired Assets; (ii) imposed any Lien upon the Acquired Assets; or (iii) committed to any of the foregoing.

(i)                 Legal Compliance. Seller has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges there under) of federal, state, local, and foreign governments (and all agencies thereof) relating to the Acquired Assets, and no Action has been filed or commenced against it alleging any failure so to comply.

(j)                 Litigation. Seller (with respect to the Acquired Assets or the Assumed Liabilities) is not (i) subject to any outstanding injunction, judgment, order, decree, ruling, or charge, or (ii) a party or, to the Knowledge of Seller, threatened to be made a party, to any Action in or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

(k)               Disclosure. The representations and warranties contained in this Section 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4 not misleading.

5.                  Representations and Warranties of Buyer. Buyer represents and warrants to Seller that the statements contained in this Section 5 are correct and complete as of the date hereof and will be correct and complete as of the Closing Date, except as set forth in the Disclosure Schedule.

(a)                Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Buyer has full corporate power and authority to own its property and to carry on its business as and in the places where such property is now owned or operated or such business is now being conducted.

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(b)               Authorization of Transaction. Buyer has full right, power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder. Buyer Board has (a) determined that the Transaction is in the best interests of Buyer and its shareholders, and (b) authorized and approved the Transaction Documents to which Buyer is a party, the execution and delivery by Buyer of such Transaction Documents, and the performance by Buyer of its obligations thereunder. The Transaction Documents to which Buyer is a party have been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by the other parties thereto, constitute the legal, valid and binding obligations of Buyer, enforceable in accordance with their respective terms and conditions (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles).

(c)                Noncontravention. Neither the execution and the delivery by Buyer of the Transaction Documents, nor the consummation of the Transaction, (a) violates or conflicts with any provisions of the articles of incorporation, bylaws or any other governing agreements or instruments of Buyer or (b) violates or conflicts with any Law or order to which Buyer is subject. Except as set forth on Schedule 5(c), no consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority or Person is required to be obtained or made by or on behalf of Seller in connection with the execution, delivery and performance of the Transaction Documents or the consummation of the Transaction.

(d)               No Restrictions. There is no Action by any Governmental Authority or, to the Knowledge of Buyer, threatened against Buyer with respect to the execution, delivery and performance of the Transaction Documents or the consummation of the Transaction.

6.                  Additional Covenants and Agreements.

(a)                Pre-Closing. With respect to the period between the execution of this Agreement and the Closing, Seller shall:

(i)                 Use its best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by the Transaction Documents. Without limiting the generality of the foregoing, Seller shall not take any steps to solicit or arrange a sale of the Acquired Assets to anyone but Buyer, nor engage in any practice, take any action, or enter into any transaction to the contrary or to the detriments of the Acquired Assets, and shall use its best efforts to keep the Acquired Assets intact; and

(ii)             Upon prior notice by Buyer, permit representatives of Buyer to have full access to all premises, properties, personnel, books, records, contracts and documents of or pertaining to the Acquired Assets.

(b)               Business Opportunities. Buyer shall have the exclusive right to solicit the business of (i) the Persons identified in Schedule 6(b)(i) for a period of five (5) years from the Closing Date, and (ii) the Persons identified in Schedule 6(b)(ii) for a period of six (6) months from the Closing Date (such Persons identified under Schedules 6(b)(i)-(ii) collectively the “Business Opportunities”). In the event of a breach by Seller of either of the foregoing covenants, the term of such covenant shall be extended by the period of the duration of such breach.

(c)                Further Assurance. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party. In this connection, Buyer shall be entitled to possession of all documents, books, records, agreements, and data of any sort which relate to the Acquired Assets and Seller shall give to Buyer full access during normal business hours and upon reasonable notice, to all such documents, books, records, agreements and data.

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(d)               Press Release and Public Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement prior to Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

(e)                Transaction Expenses. Buyer will bear all costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby.

(f)                Transfer Taxes. All transfer, documentary, sales, use, transaction privilege, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (collectively, “Transfer Taxes”), if any, shall be borne by Buyer and shall be paid by Buyer when due. Seller, at Buyer’s expense, shall file all necessary tax returns and other documentation with respect to all such Transfer Taxes.

(g)                Confidentiality. Each Party (the “Receiving Party”) will keep secret all Confidential Information of the other Party (the “Disclosing Party”) and will not disclose or disseminate the Confidential Information to any Person, or otherwise use the Confidential Information, except with the Disclosing Party’s prior written consent. The Parties’ obligations hereunder regarding Confidential Information shall remain in effect forever; provided that such information may be disclosed if: (i) it becomes known to and available for use by the public other than as a result of the Receiving Party’s acts or omissions to act, or (ii) it is required to be disclosed pursuant to any applicable law or court order (provided that the Receiving Party shall give prompt advance written notice of such requirement to the Disclosing Party to enable the Disclosing Party to seek an appropriate protective order or confidential treatment).

(h)               Covenant Not to Use Name. After the Closing, Seller shall immediately cease using the name “WEPOWER” or any derivation thereof, and no later than ten (10) days after the Closing, Seller shall change its name.

7.                  Indemnification.

(a)                Survival of Representations, Warranties, Covenants and Agreements. Unless otherwise provided, all of the representations, warranties, covenants and agreements contained in this Agreement shall survive the execution and delivery of this Agreement and the consummation of the Transaction and shall continue in full force and effect until December 31, 2017. Notwithstanding the foregoing, (i) any representation or warranty that would otherwise terminate in accordance with the immediately preceding sentence shall survive and continue in full force and effect if a notice shall have been timely given under Section 7(g) or Section 7(h) (as applicable) on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in this Section 7, (ii) the obligations of Seller to indemnify and hold harmless any Buyer Indemnified Party for any claims (A) arising from breach by Seller of any covenants set forth herein, and (B) based on fraud or intentional misconduct by Seller (the “Seller Misconduct Claims”), and (iii) the obligations of Buyer to indemnify and hold harmless any Seller Indemnified Party for any claims (A) arising from breach by Buyer of any covenants set forth herein, and (B) based on fraud or intentional misconduct by Buyer (the “Buyer Misconduct Claims”), shall not terminate.

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(b)               Indemnification by Seller. Seller shall indemnify and hold harmless Buyer and its Affiliates, officers, directors, managers, equity holders, parents, subsidiaries, partners, employees, agents and representatives, and any Person claiming by or through any of them (each, a “Buyer Indemnified Party”), against and in respect of any and all claims, costs, expenses, damages, liabilities, losses or deficiencies (including reasonable attorneys’ fees and other costs and expenses incident to any Action) (“Damages”) arising out of, resulting from, or incurred in connection with: (a) any inaccuracy or breach in any representation or warranty made by Seller in this Agreement or in any other Transaction Document or certificate delivered pursuant hereto; (b) the breach by Seller of any covenant or agreement to be performed by it or them hereunder; (c) any Seller Misconduct Claims, and (d) any litigation or other legal proceeding of any nature against Seller in connection with or arising from or related to any Acquired Assets commenced, or filed in respect of claims arising or accruing, prior to the Closing Date.

(c)                Indemnification by Buyer. Subject to the other provisions in this Section 7, Buyer shall indemnify and hold harmless Seller and its Affiliates, employees, agents and representatives, and any Person claiming by or through any of them (each, a “Seller Indemnified Party”), against and in respect of any and all Damages arising out of, resulting from, or incurred in connection with: (a) any inaccuracy or breach of any representation or warranty made by Buyer in this Agreement or in any Transaction Document or certificate delivered pursuant hereto; (b) the breach by Buyer of any covenant or agreement to be performed by it hereunder, (c) any Buyer Misconduct Claims, (d) any expenses in connection with the Transaction, and (e) the use of the Acquired Assets by Buyer after the Closing, except to the extent that any claim is generated by a business practice of Seller that was created or occurred prior to Closing.

(d)               Special Definitions. Any Person providing indemnification pursuant to the provisions of this Section 7 is hereinafter referred to as an “Indemnifying Party.” A Seller Indemnified Party or a Buyer Indemnified Party, as applicable, is hereinafter referred to as an “Indemnified Party.”

(e)                Limitations. Except with respect to claims for equitable relief, including specific performance, made with respect to breaches of any covenant or agreement contained in this Agreement or a Transaction Document, or claims arising out of fraud or intentional misrepresentation, the rights of the Indemnified Parties under this Section 7 shall be the sole and exclusive remedies of the Indemnified Parties with respect to claims covered by Section 7(b) or Section 7(c) or otherwise relating to the transactions that are the subject of this Agreement.

(f)                Procedures for Third-Party Claims. In the case of any claim for indemnification arising from a claim of a third party which claim results in a payment to such third party (a “Third-Party Claim”), an Indemnified Party shall give prompt written notice to the Indemnifying Party of any claim or demand for which such Indemnified Party has knowledge and as to which it may request indemnification hereunder (provided, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless, and then solely to the extent, the Indemnifying Party is prejudiced thereby). Except as otherwise provided herein, the Indemnifying Party shall have the right to defend and to direct the defense against any such Third-Party Claim, in its name or in the name of the Indemnified Party, as the case may be, at the expense of the Indemnifying Party, and with counsel selected by the Indemnifying Party; provided, however, that the Indemnifying Party shall not be entitled to assume the defense or control of a Third-Party Claim and shall pay the fees and expenses of counsel retained by the Indemnified Party if (a) the Indemnifying Party does not acknowledge to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such claim within thirty (30) days of receipt of written notice of such indemnity claim from the Indemnified Party, (b) such Third-Party Claim seeks an order, injunction or other equitable relief against the Indemnified Party, (c) such Third-Party Claim involves any criminal Action against the Indemnified Party, or (d) counsel to the Indemnified Party shall have reasonably concluded that (i) there is a material conflict of interest between the Indemnified Party and the Indemnifying Party in the conduct of the defense of such Third-Party Claim, or (ii) the Indemnified Party has one or more defenses not available to the Indemnifying Party; provided further, that in the event any Third-Party Claim is brought or asserted which, if decided against the Indemnified Party, would not entitle the Indemnified Party to full indemnity pursuant to this Section 7, for any reason, the Indemnified Party may elect to participate in a joint defense of such Third-Party Claim for which the expenses of such joint defense will be shared equitably by such Parties and the retention of counsel shall be reasonably satisfactory to both Parties. Notwithstanding anything in this Agreement to the contrary, the Indemnified Party shall, at the expense of the Indemnifying Party, cooperate with the Indemnifying Party, and keep the Indemnifying Party fully informed, in the defense of such Third-Party Claim. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel employed at its own expense; provided, however, that, in the case of any Third-Party Claim described in clause (a), (b) or (c) above or as to which the Indemnifying Party shall not in fact have employed counsel to assume the defense of such Third-Party Claim, the reasonable fees and disbursements of such counsel shall be at the expense of the Indemnifying Party. No compromise or settlement of any Third-Party Claim may be effected by the Indemnifying Party without the Indemnified Party’s consent (which shall not be unreasonably withheld, conditioned or delayed) unless (A) there is no finding or admission of any violation of Law and no effect on any other claims that may be made against such Indemnified Party or its Affiliates, and (B) each Indemnified Party that is party to such Third-Party Claim is fully and unconditionally released from liability with respect to such claim. The Indemnifying Party shall have no indemnification obligations with respect to any Third-Party Claim which shall be settled by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

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(g)                Procedures for Inter-Party Claims. In the event that an Indemnified Party determines that it has a claim for Damages against an Indemnifying Party hereunder other than as a result of a Third-Party Claim (an “Inter-Party Claim”), the Indemnified Party shall give reasonably prompt written notice thereof to the Indemnifying Party, specifying the amount of such claim (to the extent then reasonably determinable by the Indemnified Party) and any relevant facts and circumstances relating thereto (provided, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless, and then solely to the extent, the Indemnifying Party is prejudiced thereby). The Indemnified Party shall provide the Indemnifying Party with reasonable access to its books and records for the purpose of allowing the Indemnifying Party a reasonable opportunity to verify any such claim for Damages. The Indemnifying Party shall notify the Indemnified Party within thirty (30) days following its receipt of such notice if the Indemnifying Party disputes its liability to the Indemnified Party under this Section 7. If the Indemnifying Party does not so notify the Indemnified Party, the claim specified by the Indemnified Party in such notice shall be conclusively deemed to be a liability of the Indemnifying Party under this Section 7, and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) is finally determined by the Indemnified Party. If the Indemnifying Party has timely disputed its liability with respect to such claim as provided above, the Indemnifying Party and the Indemnified Party shall negotiate in good faith to resolve such dispute. If the Indemnified Party and the Indemnifying Party are unable to resolve the dispute, then the Indemnified Party may seek any remedy at Law or in equity to enforce its indemnity claim, in accordance with the terms and conditions of this Agreement.

(h)               Payment of Damages. Promptly and in any event within five (5) Business Days following the final determination of the amount of any Damages payable to an Indemnified Party pursuant to this Section 7, the Indemnifying Party shall pay the Indemnified Party the amount of such Damages in cash.

(i)                 Other Indemnification Provisions. Notwithstanding anything to the contrary in the balance of this Section 7, following the Closing:

(i)                 The amount of any Damages for which indemnification is provided under this Agreement shall be net of any amounts (i) actually recovered, or (ii) which are covered by and are recoverable, on a commercially reasonable basis, by the Indemnified Party under, insurance policies in effect and applicable to such Damages or from other third parties; provided, that if the Indemnified Party submits a claim under applicable insurance policies and diligently pursues such claim, the Indemnified Party may not receive indemnification payments from the Indemnifying Party prior to final disposition of the insurance claims.

(ii)               Any payment or indemnity required to be made pursuant to Section 7(b) or Section 7(c) shall be adjusted to take into account any reduction in Taxes realized by the Indemnified Party (which term shall, for purposes of this paragraph, include the ultimate payer of Taxes in the case of an Indemnified Party that is a branch or disregarded entity or other pass-through entity for any Tax purpose) as a result of the Damages giving rise to the payment or indemnity.

(iii)             Except with respect to claims relating to fraud and/or intentional misconduct, each Party agrees it may not seek punitive, exemplary, special incidental or consequential damages (other than reimbursement of such damages obtained by a third party) as to any matter under, relating to or arising out of this Agreement (including seeking damages under any loss of profit theory or purchase price multiplier calculations).

(iv)             Except for such equitable remedies as may be specifically provided for in this Agreement, the Parties agree that the indemnification provisions in this Section 7 are intended to constitute the exclusive remedy following the Closing as to all Damages that either may occur arising from or relating to the transactions contemplated by this Agreement, and each Party hereby waives, to the full extent it may do so, any other rights or remedies that may arise under applicable Law.

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8.                  Miscellaneous.

(a)                No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(b)               Remedies. Notwithstanding anything herein to the contrary, the Parties hereby agree that, in the event that any Party violates any provisions of this Agreement, the remedies at Law available to the other Party may be inadequate. In such event, the non-breaching Party shall have the right, in addition to all other rights and remedies they may have, to specific performance and/or injunctive or other equitable relief (including rights of rescission) to enforce or prevent any violations by the other Party of this Agreement.

(c)                Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof. Buyer and Seller have not (through any of their respective agents, representatives or employees) relied upon any representation from the other Party, other than those representations contained in this Agreement.

(d)               Successors and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to any of its subsidiaries and (ii) designate one or more of such affiliates to perform its obligations hereunder.

(e)                Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(f)                Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

To Seller:

WEPOWER Ecolutions, Inc.

1382 Valencia Avenue, Unit F

Tustin, California 92780

Attn: Randall Letcavage

To Buyer:

WEPOWER Eco Corp.

32 Journey, Suite 250

Aliso Viejo, CA 92656

Attn: Kevin Donovan

10

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above by way of personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail, but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

(g)                Governing Law. This Agreement and all disputes arising out of or relating to this Agreement shall be governed by and construed under the laws of the State of Delaware, without giving effect to conflict of laws principles that would cause the application of the laws of any other jurisdiction. Each of the Parties irrevocably submits to the jurisdiction of any federal court or state court located in Los Angeles, California, in any action, suit or proceeding relating in any way to this Note. Each Party hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any action or proceeding in the federal or state courts located in Los Angeles, California, and any claim that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

(h)               Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(i)                 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(j)                 Incorporation of Schedules and Exhibits. The schedules and exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

(k)               Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

SELLER:	BUYER:
WEPOWER ECOLUTIONS, INC.	WEPOWER ECO CORP.

By: /s/ Randall Letcavage	By: /s/ Kevin Donovan
Name: Randall Letcavage	Name: Kevin Donovan
Title: Chief Executive Officer	Title: Chief Executive Officer

11

SCHEDULE 1

Definitions

“Acquired Assets” means all of Seller’s right, title, and interest in and to the following assets: (a) all assets, including the Transferred Contracts and Transferred Intellectual Property Rights, set forth in Schedule 2(a) accompanying this Agreement, (b) all claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off and rights of recoupment used or arising in connection with the assets set forth in Schedule 2(a), and (c) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governmental agencies relating to the assets set forth in Schedule 2(a), to the extent transferable.

“Action” means any action, suit, proceeding (including arbitration proceeding), investigation, complaint, claim, charge, grievance, order, audit, governmental charge or inquiry.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified Person.

“Assumed Liabilities” means the all of liabilities set forth in Schedule 2(b) accompanying this Agreement.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of California are authorized or obligated to close.

“Confidential Information” means, with respect to a specified Person, any proprietary information of or about such Person and such Person’s business, including without limitation information or data relating to such Person’s general business and financial operations, product formulas, product trade secrets, marketing, target markets, sales, forecasts, business strategy, employees, customers, customer lists, customer technical and product requirements, business alliances, products and services, pricing, technical data, trade secrets, know-how, research, product plans, technical requirements, suppliers, supplier lists, developments, ideas, inventions, processes, technology, designs, drawings, engineering, apparatus and techniques, whether written, oral, or in electronic format.

“Governmental Authority” means any (i) government; (ii) governmental or quasi- governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); or (iii) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, in the case of any of clause (i) through (iii), whether federal, state, local, municipal, foreign, supranational or of any other jurisdiction.

“Intellectual Property Right” means collectively all of the following and all rights in, arising out of, or associated therewith in any jurisdiction throughout the world: (i) patents, patent applications (including originals, divisions, continuations, continuations-in-part, extensions, reexaminations and reissues thereof) and patent disclosures; (ii) trademarks, service marks, trade dress, trade names, corporate names, logos and slogans (and all translations, transliterations, adaptations, derivations and combinations of the foregoing), online social media accounts and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) registrations and applications for any of the foregoing; (v) trade secrets and other rights in know-how and confidential or proprietary information; and (vi) any similar, corresponding, or equivalent rights to any of the foregoing in items (i) through (v) above.

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“Knowledge” means, with respect to any particular fact or matter, (i) the actual knowledge or awareness of any individual employed by Seller with respect to such fact or matter, and (ii) the knowledge or awareness that a prudent individual Person or Persons could be expected to discover or otherwise become aware of in the course of conducting a reasonably comprehensive investigation regarding the accuracy of such fact or matter.

“Law” means all laws, statutes, rules, regulations, codes, injunctions, decrees, orders, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Authority.

“Lien” means any security interest, pledge, license, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, option, warrant, purchase right, commitment, right of first refusal, grant of a power to confess judgment, conditional sale and title retention agreement (including any lease in the nature thereof), charge, third-party claim, demand, equity, security title, lien, encumbrance or other similar arrangement or interest in real or personal property.

“Material Adverse Effect” means any effect or change that, individually or together with any other effects or changes, has been or would reasonably be expected to be materially adverse to the Acquired Assets, but excluding (i) effects directly or primarily arising out of the execution and delivery of this Agreement or the public announcement thereof, or (ii) the escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war or occurrence of any other calamity or crisis involving the United States.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority (or any department, agency, or political subdivision thereof).

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest whatsoever, other than liens securing rental payments under capital lease arrangements, if any.

“Taxes” means any federal, state, local or foreign taxes, charges, fees, levies or other similar assessments or liabilities (including income, receipts, ad valorem, value added, excise, real or personal property, sales, transaction privilege, occupation, service, stamp, transfer, registration, natural resources, severance, premium, windfall or excess profits, environmental, customs duties, use, licensing, escheat, withholding, employment, social security, unemployment, disability, payroll, share, capital, surplus, alternative, minimum, add-on minimum, estimated, franchise or any other taxes, charges, fees, levies or other similar assessments or liabilities of any kind whatsoever and denominated by any name whatsoever), whether computed on a separate, consolidated, unitary or combined basis or in any other manner, and includes any interest, fines, penalties, assessments, deficiencies or additions thereto.

“Transaction Documents” means this Agreement, all exhibits and schedules hereto and the agreements, documents and instruments contemplated hereby.

13

SCHEDULE 2(a)

Acquired Assets

Transferred Contracts:

(1)	Standard Sublease Agreement by and between WEPOWER Ecolutions, Inc. and WePower, LLC, dated as of January 1, 2012
(2)	Consulting Agreement by and between WEPOWER Ecolutions, Inc. and Christianne McCoy, dated as of January 5, 2012
(3)	Development & Sales Cooperation Agreement on Vertical Axis Wind Turbine Project by and between WEPOWER Ecolutions, Inc. and MCC Capital Engineering Technology Co., Ltd., dated as of January 17, 2012
(4)	Memorandum of Understanding by and between WEPOWER Ecolutions, Inc. and Shenzhen Fengfa Science and Technology Development Co., Ltd., dated as of March 6, 2012
(5)	Consulting Agreement by and between WEPOWER Ecolutions, Inc. and ROMY Consulting, Inc., dated as of March 30, 2012
(6)	Letter of Intent by and between WEPOWER Ecolutions, Inc. and Energyas Tecnoverdes S.C., dated as of May 14, 2012
(7)	Services Agreement by and between WEPOWER Ecolutions, Inc. and Warner Bros Studio Facilities, a division of WB Studio Enterprises Inc., dated as of May 15, 2012
(8)	Letter Agreement by and between WEPOWER Ecolutions, Inc. and Stephen Askin, dated as of June 7, 2012
(9)	Commission Agreement by and between WEPOWER Ecolutions, Inc. and HCS, Inc., DBA Humidity Control Systems, Inc., dated as of June 18, 2012
(10)	Authorized Distributor Agreement by and between WEPOWER Ecolutions, Inc. and Independence LED Lighting, LLC, dated as of June 29, 2012
(11)	Letter Agreement by and between WEPOWER Ecolutions, Inc. and DeAun Nixon, dated as of July 6, 2012
(12)	Letter Agreement between WEPOWER Ecolutions, Inc. and Gary Canter, dated as of June 29, 2012
(13)	Marketing and Sales Agreement by and between WEPOWER Ecolutions, Inc. and The Power Company USA, LLC, dated as of July 9, 2012
(14)	Letter Agreement by and between WEPOWER Ecolutions, Inc. and Alethea (Scottie) DiGiacomo, dated as of July 9, 2012
(15)	Letter Agreement by and between WEPOWER Ecolutions, Inc. and Eco Energy Partners, Inc., dated as of July 11, 2012
(16)	Consulting Agreement by and between WEPOWER Ecolutions, Inc. and Admiral Thomas C. Lynch, dated as of July 17, 2012
(17)	Letter Agreement by and among Premier Holding Corp., WEPOWER Ecolutions, Inc. and G.C. Andersen Partners Capital, LLC, dated as of July 18, 2012
(18)	Letter of Intent by and between WEPOWER Ecolutions, Inc. and Eovent GmbH, dated as of July 19, 2012
(19)	Distribution Agreement by and among WEPOWER Ecolutions, Inc., Shanghai Furong Industry Co., Ltd (Group) and Frigrite Refrigeration International, dated as of August 6, 2012
(20)	Letter Agreement by and between WEPOWER Ecolutions, Inc. and Adachi Associates, dated as of August 6, 2012
(21)	Distribution Agreement by and between WEPOWER Ecolutions, Inc. and Connilly Enterprises, Inc., dated as of August 17, 2012
(22)	Amended and Restated Employment Agreement by and between WEPOWER Ecolutions, Inc. and Kevin B. Donovan, dated as of August 22, 2012
(23)	License Agreement by and between WEPOWER Ecolutions, Inc. and MTH GmbH & Co. KG, dated as of August 27, 2012
(24)	Memorandum of Understanding by and between WEPOWER Ecolutions, Inc. and YK Industry Corp., dated as of August 30, 2012
(25)	Memorandum of Understanding by and between WEPOWER Ecolutions, Inc. and Max Energy 14 Global, Inc., dated as of September 14, 2012
(26)	Letter Agreement by and between WEPOWER Ecolutions, Inc. and Ideapiphany, LLC, dated as of September 18, 2012
(27)	Letter Agreement by and between WEPOWER Ecolutions, Inc. and MCM Corporation, dated as of September 25, 2012
(28)	Separation Agreement and Release of All Claims by and between WEPOWER Ecolutions, Inc. and Nancy Nguyen, dated as of October 23, 2012

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Transferred Intellectual Property Rights:

Trademarks:

(1)	“THE CAMELBACK,” United States Patent and Trademark Office (“USPTO”) Registration No. 3,943,231
(2)	“LIGHTTRACKER,” USPTO Registration No. 3,950,995
(3)	“WEPOWER sustainable energy solutions,” USPTO Registration No. 3,957,252
(4)	“THE SWAN,” USPTO Registration No. 3,964,728
(5)	“FALCON,” USPTO Registration No. 4,034,456
(6)	“WINDVERTISER,” United States Patent and Trademark Office (“USPTO”) Registration No. 4,060,420

Patents:

(1)	U.S. Patent No. D625,259, entitled “Bottle-Shaped Turbine,” issued October 12, 2010
(2)	U.S. Patent No. D625,260, entitled “Bottle-Shaped Turbine,” issued October 12, 2010
(3)	U.S. Patent No. D625,261, entitled “Beverage Can-Shaped Turbine,” issued October 12, 2010

15

SCHEDULE 2(b)

Assumed Liabilities

Account	Amount ($)
ADP Payroll	20,000.00
Anthem Blue Cross	5,943.90
Austen Pfingst Expense Reimbursement	107.25
Austen Pfingst Sales Commissions	2,200.00
Brent E. Hettick Expense Reimbursements	749.70
Brent E. Hettick Quarterly Bonus	2,000.00
Cox Communications	268.52
Culligan	25.55
Eco Energy Partners Expense Reimbursement	5,733.91
First Choice Services	52.57
Flatiron Capital (Liability Insurance)	1,705.16
G.C. Andersen Partners, LLC Sept. Fee	10,000.00
H3IIo Design - Jason Thompson (Website)	1,714.42
Ideaphiphany Expense Reimbursements	933.20
Kevin Donovan Expense Reimbursement	685.22
Larry Young	10,000.00
Lenka Makovska (Office Cleaning)	140.00
MCM Corporation Consulting	5,000.00
Park Pacific Properties (Office Rent October)	6,258.65
Polly A. Hoskins Expense Reimbursement	190.41
Skybridge Solar, LLC Consulting Fees	9,450.00
Steven C. Crowley Expense Reimbursement	1,724.98
Terpin Communications, Inc. (PR Agency)	2,062.50
US Bank Credit Cards	3,659.80
Wind Turbine Sales Mfg.	14,000.00
TOTAL	$104,605.74

16

SCHEDULE 3(b)(iv)

Seller’s Required Consents

(1)	Park Pacific Properties, LLC, in connection with assignment of Standard Sublease Agreement by and between WEPOWER Ecolutions, Inc. and WePower, LLC, dated as of January 1, 2012
(2)	Warner Bros Studio Facilities, a division of WB Studio Enterprises Inc., in connection with assignment of Services Agreement with WEPOWER Ecolutions, Inc., dated as of May 15, 2012
(3)	HCS, Inc., DBA Humidity Control Systems, Inc., in connection with assignment of Commission Agreement with WEPOWER Ecolutions, Inc., dated as of June 18, 2012
(4)	G.C. Andersen Partners Capital, LLC and Premier Holding Corp., in connection with Letter Agreement with WEPOWER Ecolutions, Inc., dated as of July 18, 2012
(5)	Shanghai Furong Industry Co., Ltd (Group) and Frigrite Refrigeration International, in connection with Distribution Agreement with WEPOWER Ecolutions, Inc., dated as of August 6, 2012
(6)	Connilly Enterprises, Inc., in connection with Distribution Agreement with WEPOWER Ecolutions, Inc., dated as of August 17, 2012
(7)	MTH GmbH & Co. KG, in connection with License Agreement with WEPOWER Ecolutions, Inc., dated as of August 27, 2012

17

SCHEDULE 3(c)(iv)

Buyer’s Required Consents

None.

18

SCHEDULE 6(b)(i)

Buyer’s Exclusive Business Opportunities

(1)	JPMorgan Chase & Co.
(2)	Warner Bros. Entertainment Inc. / Warner Bros. Studio Facilities
(3)	FEMSA Comercio (operates OXXO)
(4)	Coca-Cola FEMSA
(5)	Organización Soriana
(6)	Caruso Affiliated
(7)	YK American International Group
(8)	Black Equities Group
(9)	Nike, Inc.
(10)	Hurley (Division of Nike, Inc.)
(11)	Converse (Division of Nike, Inc.)
(12)	Six Flags Entertainment Corp.
(13)	CVS Caremark Corporation (CVS/Pharmacy)
(14)	Nicholas & Company, Inc.
(15)	Los Angeles Unified School District LAUSD VAWT Wind Turbines and Solar PV Systems

SCHEDULE 6(b)(ii)

Buyer’s Exclusive 6-Month Business Opportunities

(1)	Cedar Fair Entertainment Company
(2)	Weiss Management
(3)	Pepperidge Farm, Inc.
(4)	Asta Care Centers of Illinois
(5)	The Maggiorie Companies
(6)	YMCA of Greater Boston
(7)	Exxcel Gymnastics, LLC
(8)	Marko Home Builders, Inc. / Imagine Properties LLC
(9)	Ziyad Bros Importers
(10)	Geneva Hospitals, LLC
(11)	Arthur J. Rogers & Co.
(12)	BBQ Select, Inc.
(13)	Corcoran Jennison Companies (4 Opportunities below 14, 15, 16, 17):
(14)	Crosstown Center
(15)	Pilgrim Parking
(16)	CJ Fort Trumbull
(17)	Bayside Parking Lot
(18)	Leona’s Restaurants Inc.
(19)	Drury Lane, Oakbrook Terrace

19

EXHIBITS A, B, C, and D

Are Omitted

20